UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549

                               --------------
                                  FORM 8-K
                               --------------

                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

      Date of report (Date of earliest event reported): August 18, 2006


                                ASHLAND INC.
           (Exact name of registrant as specified in its charter)


                                  Kentucky
               (State or other jurisdiction of incorporation)


        1-32532                                       20-0865835
(Commission File Number)               (I.R.S. Employer Identification No.)

          50 E. RiverCenter Boulevard, Covington, Kentucky 41011
            (Address of principal executive offices) (Zip Code)

               P.O. Box 391, Covington, Kentucky 41012-0391
                       (Mailing Address) (Zip Code)

     Registrant's telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01. Entry into a Material Definitive Agreement

     Today, Ashland Inc. ("Ashland") announced that it entered into a stock purchase agreement (the "Agreement") with Oldcastle Materials, Inc. ("Oldcastle") on August 19, 2006, pursuant to which Oldcastle would purchase all issued and outstanding shares of common stock in Ashland's wholly owned subsidiary, Ashland Paving And Construction, Inc. (together with its subsidiaries, "APAC"). Ashland announced the signing of the Agreement in a press release issued on August 21, 2006, which is attached hereto as Exhibit 99.1 and incorporated by reference herein. The parties plan to close the transaction by the end of the month.

     The purchase price for APAC under the Agreement is $1.30 billion, subject to a post-closing adjustment for any changes in specified balance sheet items (primarily working capital accounts) from September 30, 2005, to the closing date. Oldcastle's obligations under the Agreement are guaranteed by Oldcastle's United States parent, Oldcastle, Inc.

     The Agreement includes customary representations, warranties and covenants. Breaches of such provisions would be subject to mutual indemnification obligations, certain of which would be limited by a deductible and a cap on the amount of liability. Ashland also would agree to indemnify Oldcastle for liabilities with respect to certain environmental matters. A complete copy of the Agreement will be filed with Ashland's Form 10-K for the fiscal year ending September 30, 2006, or after closing but prior to the submission of that periodic report.

     Oldcastle will be responsible for the payment of any post-closing employment-related liabilities that arise under severance and retention agreements that Ashland has entered into with certain employees, including the Retention and Severance Letter Agreement for APAC President Robert K. Randolph, entered into on August 18, 2006, which is attached hereto as
Exhibit 10.1 and provides for severance payments in the event of termination and a retention bonus of $350,000 which would be payable by Ashland in the event the transaction with Oldcastle failed to close.

     The parties have received clearance for the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and their other respective obligations to close the transaction are subject to customary conditions. The Agreement includes customary termination provisions and, in any event, can be terminated if closing does not occur on or prior to October 2, 2006.


Item 8.01. Other Items

     Today,  Ashland also announced in the press release referenced in Item
1.01 above that, at the company's September board meeting, Ashland management intends to recommend to its board of directors that substantially all of the net after-tax proceeds from the sale of APAC be used to fund the completion of the existing share repurchase authorization, an additional share repurchase authorization and a special cash dividend. The aggregate share repurchases under the existing authorization and, if approved, the additional share repurchase authorization would be limited to approximately 10 million

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shares.  There can be no assurance  that the board of directors will accept management's recommendation. Item 9.01. Financial Statements and Exhibits

  (d)   Exhibits

  10.1 Retention and Severance Letter Agreement for Robert K. Randolph entered into on August 18, 2006.

  99.1  Press Release dated August 21, 2006.


Forward-Looking Statements

     This report contains forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include those that refer to
Ashland's operating performance and expectations about the APAC transaction, including those statements that refer to the expected benefits of the transaction and management's recommendation of anticipated use of proceeds and expected benefits to Ashland's shareholders. Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. The risks, uncertainties and assumptions include the possibility that Ashland will be unable to fully realize the benefits anticipated from the transaction, the possibility that the transaction may not close, and other risks that are described from time to time in the Securities and Exchange Commission (SEC) reports of Ashland. Other factors and risks affecting Ashland are contained in Ashland's Form 10-K, as amended, for the fiscal year ended Sept. 30, 2005, filed with the SEC and available on Ashland's Investor Relations website at www.ashland.com/investors or the SEC's website at www.sec.gov. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this report.

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


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                ASHLAND INC.
                                -------------------------------------------
                                                (Registrant)


August 21, 2006                  /s/ J. Marvin Quin
                                -------------------------------------------
                                 J. Marvin Quin
                                 Senior Vice President
                                 and Chief Financial Officer


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


                               EXHIBIT INDEX

10.1 Retention and Severance Letter Agreement for Robert K. Randolph entered into on August 18, 2006.

99.1   Press Release dated August 21, 2006.


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